EXHIBIT 4.1

FORM OF STOCK CERTIFICATE

INCORPORATED UNDER THE LAWS OF THE STATE OF WASHINGTON

TULLY’S

COFFEE

CORPORATION

NUMBER	SHARES

Common Stock – No Par Value

TULLY’S COFFEE CORPORATION

Authorized to issued 120,000,000 shares of Common Stock, no par value and 43,500,000 shares of Preferred Stock in different series with each series having different designation, rights, preferences and limitations.

This Certifies that                                                                                                                             is the owner of                                                                                                                                   shares of Common Stock of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by a duly authorized Attorney upon Surrender of this Certificate properly endorsed.

In witness whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated

Secretary	President

RESTRICTIONS OF TRANSER:

These securities are not registered under the state or federal securities laws and are subject to certain restrictions upon their transfer pursuant to such laws and may not be offered, or sold, pledged (except a pledge pursuant to the terms of which any offer or sale upon foreclosure would be made in a manner that would not violate the registration provisions of federal or state securities laws) or otherwise distributed for value, nor may these securities be transferred on the books of the company, without opinion of counsel concurred in by counsel for the company, that no violation of said registration provisions would result therefrom.

NOTICE OF COMMON AND PREFERRED SHARES RIGHTS AND PREFERENCES:

The Board of Directors of the Corporation is authorized to issue shares in two classes, common and preferred. The preferred stock may be issued in different series with each series having differing designations, rights, preferences and limitations. Upon receipt of a written request for such information from a shareholder of record, the Corporation will furnish such shareholder additional information regarding the designations, rights, preferences and limitations of each class or series of shares it is authorized to issue and/or the same information concerning any shares it has already issued.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations. Additional abbreviations may also be used though not in the list.

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT	- Custodian (Minor) under Uniform Gifts to Minors Act (State)
TEN ENT	-	as tenants by the entireties
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

For value received, the undersigned hereby sells, assigns and transfers unto
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

Shares

represented by the within Certificate, and hereby irrevocably constitutes and appoints                                                                                                                                                                                                           Attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.

Dated,
In presence of